SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 21, 2005

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 27, 2005, Oscient Pharmaceuticals Corporation filed a Current Report on Form 8-K to disclose, among other things, that the Company had, as a result of changes in tax laws, adopted a plan to cancel certain outstanding discounted stock options that had been granted with an exercise price less than fair market value at the time of grant and issue replacement options with an exercise price equal to the current fair market value of the company’s common stock. As a result of an error, the original 8-K misstated the total number of discounted stock options which are subject to cancellation and, accordingly, the total amount of cash payments to be made pursuant to such cancellation. Therefore, the first two paragraphs under Item 1.01 of the Current Report on Form 8-K, as amended, will now read as follows:

“The American Jobs Creation Act of 2004 added to the Internal Revenue Code new Section 409A, which, among other things, imposes additional tax burdens on amounts that are deemed under the new rules to be “deferred compensation.” Historically, in an effort to conserve cash while maintaining competitive compensation levels, Oscient Pharmaceuticals Corporation (the “Company”) has paid 50% of annual employee and officer bonuses, as well as some director fees, in the form of discounted stock options (i.e. options for which the exercise price is less than the fair market value of the Company’s common stock on the date of grant of the option). Under the tax rules in place at the time of grant, these discounted stock options were not taxable until exercised. As a result of Section 409A, the portion of these options that had not vested prior to January 1, 2005 would be treated as currently taxable “deferred compensation” at the time of vesting. The amount of the option-related deferred compensation that is taxable at time of vesting would be includible in taxable income at that time and the optionee would also be subject to an additional tax equal to 20% of that amount. There are currently 6 directors and 16 employees of the Company, including Steven M. Rauscher and Stephen Cohen, the Chief Executive Officer and Chief Financial Officer of the Company, respectively, that hold a total of 69,889 discounted stock options that vested after January 1, 2005.

On December 21, 2005, in accordance with transition guidance issued by the Internal Revenue Code in connection with Section 409A, the Board of Directors of the Company approved a plan to cancel the outstanding discounted stock options and issue replacement options with an exercise price equal to the current fair market value of the Company’s common stock. The replacement options are not discounted and therefore will not be subject to the additional taxes imposed by Section 409A. Because the replacement options have a higher exercise price than the canceled discounted options, a cash payment in an amount equal to the aggregate spread between the two exercise prices, as well as an amount to cover the tax payable in respect of such payment, will be made to each affected optionee. The cash payments under this plan will total approximately $63,000. The Company does not anticipate issuing discounted stock options as part of employee compensation in the future.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Stephen Cohen
Name: Stephen Cohen Title: Senior Vice President and Chief Financial Officer

Date: December 29, 2005

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